CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of IronBridge Funds, Inc. with respect to the filing of the Prospectus and Statement of Additional Information for the RMB Small Cap Fund, RMB SMID Cap Fund, and RMB Dividend Growth Fund, each a series of RMB Investors Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2019